EXHIBIT 16.1

Stan Jeong-Ha Lee CPA
2160 North Central Rd. Suite 209 Fort Lee NJ 07024
P.O. Box 436402 San Diego CA 92143-6402
619-623-7799 Fax 619-564-3408 E-mail: stan2u@gmail.com

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: CenturyTouch Ltd, Inc.

Commissioners:

We have read the statements made by Registrant, which we understand will be filed with the Securities and Exchange Commission, pursuant the Company’s Registration Statement on S-11. We agree with the statements concerning our Firm in such Registration Statement. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Stan Jeong-Ha Lee, CPA

Stan Jeong-Ha Lee, CPA
Fort Lee, New Jersey
February 19, 2013